CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement No. 333-151805 on Form N-4 of our report dated April 17, 2024, relating to the financial statements and financial highlights of each of the Sub-accounts of Talcott Resolution Life Insurance Company Separate Account Eleven appearing in the Statement of Additional Information, which is part of such registration statement, and to the reference to us under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado

April 26, 2024